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Center Bancorp, Inc. Announces Planned Increase in Cash Dividend

UNION, N.J., May 1, 2012 (GLOBE NEWSWIRE) — Center Bancorp, Inc. (Nasdaq: CNBC), parent company of Union Center National Bank (“UCNB”), today announced that its Board of Directors intends to increase the quarterly cash dividend to $0.055 cents per share of common stock, representing an increase of $0.025 or 83.37% compared with the current declared dividend. The increase in the cash dividend will be effective with the quarterly declaration to be made later in May for the quarter ending June 30th, payable on or about August 1, 2012 to all shareholders of record on July 13, 2012.

"The increase in the cash dividend offers our shareholders an added tangible benefit and we believe it is appropriate with the current performance momentum,” indicated Anthony C. Weagley, President and CEO.

“Center’s Union Center Bank subsidiary continues with its growth in its loan portfolio and its planned expansion into new markets such as Saddle River and Englewood, New Jersey to enhance its future prospects for earnings growth. Union Center expects to bring to these new markets its trademark style of true community banking,” added Mr. Weagley.

About Center Bancorp

Center Bancorp, Inc. is a bank holding company, which operates Union Center National Bank, its main subsidiary. Chartered in 1923, Union Center National Bank is one of the oldest national banks headquartered in the state of New Jersey and now ranks as the third largest national bank headquartered in the state. Union Center National Bank is currently the largest commercial bank headquartered in Union County. Its primary market niche is its commercial banking business. The Bank focuses its lending activities on commercial lending to small and medium-sized businesses, real estate developers and high net worth individuals.

The Bank, through its Private Wealth Management Division, which includes its wholly-owned subsidiary, Center Financial Group LLC, provides personalized wealth management and advisory services to high net worth individuals and families. Our services include banking, liquidity management, investment services, custody, tailored lending, wealth planning, trust and fiduciary services, insurance, family wealth advisory services and philanthropic advisory services.

Center also recently announced a strategic partnership with Compass Financial Management, LLC and ING to offer pension/401(k) planning services. Compass is an Investment Advisory Company with five decades of cumulative experience providing investment services in a personal, professional and attentive manner. They provide discretionary private investment management for individuals and corporate accounts as well as 401(k) advisory services.

The Bank currently operates 12 banking locations in Union and Morris Counties in New Jersey. Banking centers are located in Union Township (5 locations), Berkeley Heights, Boonton/Mountain Lakes, Madison, Millburn/Vauxhall, Morristown, Springfield, and Summit, New Jersey. While the Bank's primary market area is comprised of Union and Morris Counties, New Jersey, the Corporation is expanding to northern New Jersey with its recent announcement of the pending purchase and assumption of specific assets and liabilities of Saddle River Valley Bank.  Saddle River Valley Bank has two branch locations in Saddle River and Oakland, NJ. Also the pending opening of the new Englewood banking center location located in downtown Englewood.   As of December 31, 2011, Saddle River Valley Bank had approximately $120.2 million in assets, $55.8 million in loans, $105.9 million of deposits and $13.1 million of stockholders' equity.

All non-historical statements in this press release (including statements regarding the expansion plans and growth in the loan portfolio) constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may use forward-looking terminology such as "expect," "look," "believe," "plan," "anticipate," "may," "will" or similar statements or variations of such terms or otherwise express views concerning trends and the future. Such forward-looking statements involve certain risks and uncertainties. These include, but are not limited to, the direction of interest rates, continued levels of loan quality and origination volume, Center Bancorp’s ability to integrate Saddle River Valley Bank’s branches into Center Bancorp’s branch network, continued relationships with major customers including sources for loans, as well as the effects of international, national, regional and local economic conditions and legal and regulatory barriers and structure, including those relating to economic recovery and the deregulation of the financial services industry, and other risks cited in Center Bancorp’s most recent Annual Report on Form 10-K and other reports filed by Center Bancorp with the Securities and Exchange Commission. Actual results may differ materially from such forward-looking statements. Center Bancorp, Inc. assumes no obligation for updating any such forward-looking statement at any time.

For further information regarding Center Bancorp, Inc., please visit our web site at http://www.centerbancorp.com or call (800) 862-3683. For information regarding Union Center National Bank, please visit our web site at http://www.ucnb.com.